Exhibit 10.13
THIRD AMENDMENT TO LEASE AGREEMENT
THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of this 15th day of September 2021 (the “Amendment Effective Date”), by and between IIP-IL 1 LLC, a Delaware limited liability company (“Landlord”), and Revolution Cannabis – Barry, LLC, an Illinois limited liability company (as successor-in-interest to Ascend Illinois, LLC, “Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of December 21, 2018, as assigned by Ascend Illinois, LLC to Tenant pursuant to an Assignment and Assumption of Lease Agreement dated January 11, 2019, as amended pursuant to a First Amendment to Lease Agreement dated September 5, 2019, and as further amended pursuant to a Second Amendment to Lease Agreement dated August 18, 2020 (as assigned and amended, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 420 Revolution Road in Barry, Illinois; and
B.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.TI Allowance. Subject to the terms and conditions set forth in the Lease, Landlord has agreed to increase the TI Allowance available to Tenant by Twenty Million Dollars ($20,000,000.00) (the “Second Additional TI Allowance”) for the construction of additional Tenant Improvements to the Premises. Accordingly, the first sentence of Section 5.1 of the Existing Lease is hereby amended and restated in its entirety as follows:
“Tenant shall cause appropriate improvements consistent with the Permitted Use (the “Tenant Improvements”) to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the “Work Letter”) at a cost to Landlord not to exceed Fifty-Two Million Dollars ($52,000,000.00) (the “TI Allowance”).”
In addition, the second sentence of Section 5.2 of the Existing Lease is hereby amended and restated in its entirety as follows:
“Landlord’s obligation to disburse any of the TI Allowance shall be conditional upon Tenant’s satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter. In addition, Landlord’s obligation to disburse any of the TI Allowance in excess of [***] Dollars ($[***]) shall be conditional upon the satisfaction of the following: (a) Tenant’s delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant’s delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant’s satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease.”
Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

3.Monthly Base Rent. Notwithstanding anything in the Existing Lease to the contrary, in consideration of the Second Additional TI Allowance, commencing on the Amendment Effective Date, the monthly Base Rent shall increase by Thirty Thousand Five Hundred Fifty-Five and 56/100 Dollars ($30,555.56) each month for the six (6) month period following the Amendment Effective Date (the “Second Base Rent Adjustment Period”) for an aggregate increase to Base Rent in the amount of One Hundred Eighty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($183,333.33) (the “Second Additional Base Rent”), subject to the adjustments to Base Rent set forth in the Lease, including the Base Rent adjustments set forth in Section 6.5 of the Existing Lease on each anniversary of the Commencement Date. For illustrative purposes, the chart below sets forth the incremental increases to Base Rent to account for the Second Additional Base Rent to be phased in during the Second Base Rent Adjustment Period, as adjusted pursuant to Section 6.5 of the Existing Lease.

Second Base Rent Adjustment Period:	Amount of Second Additional Base Rent:
9/15/21 - 10/14/21	$30,555.56
10/15/21 – 11/14/21	$61,111.12
11/15/21 – 12/14/21	$91,666.68
12/15/21 – 1/14/22	$125,179.22
1/15/21 – 2/14/22	$157,361.11
2/15/22 – 3/14/22	$188,833.33

*Dates and amounts to be completed once the Amendment Effective Date has been determined. Amounts will take into account the 3% annual escalation which takes effect on 12/21/21.
4.Broker. Each of Tenant and Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at the other party’s option and with counsel reasonably acceptable to the other party, at the indemnifying party’s sole cost and expense) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
5.No Default. Each of Tenant and Landlord represents, warrants and covenants that, to the best of such party’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
6.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
7.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
8.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

9.Authority. Each of Tenant and Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
10.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
IIP-IL 1 LLC,
a Delaware limited liability company

By: /s/ Brian Wolfe
Name: Brian Wolfe
Title: Vice President, General Counsel and Secretary

TENANT:
REVOLUTION CANNABIS – BARRY, LLC,
an Illinois limited liability company

By: /s/ Francis Perullo
Name: Francis Perullo
Title: Chief Strategy Officer

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